Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated June 10, 2010 on the financial statements of Vigilant Document Services, LLC as of December 31, 2009 and 2008, and the related statements of operations, members' equity (deficit) and cash flows for the year ended December 31, 2009 and from June 13, 2008 (inception) to December 31, 2008, included herein on the registration statement of A Clean Slate, Inc. on Form S-1, and to the reference to our firm under the heading "Experts" in the prospectus.

Berman & Company, P.A.
Certified Public Accountants

Boca Raton, Florida
January 18,2011

551 NW 77th Street Suite 201 • Boca Raton, FL 33487
Phone: (561) 864-4444 • Fax: (561) 892.3715
www.bermancpas.com • info@bermancpas.com
Registered with the PCAOB • Member AICPA Center for Audit Quality

Member American Institute of Certified Public Accountants
Member Florida Institute of Certified Public Accountants